Exhibit 99.1

Pono Capital Corp Announces Termination of Merger Agreement with Benuvia, Inc.

Honolulu, Hawaii – August 10, 2022 – Pono Capital Corp (NASDAQ: PONO) (the “Company” or “Pono”), a special purpose acquisition company, announced today that it has terminated its previously announced agreement and plan of merger (the “Business Combination Agreement”) with Benuvia, Inc. (“Benuvia”), by mutual agreement of all relevant parties. As a result, Pono will seek an alternative business combination.

About Pono Capital Corp

Pono is a blank check company formed for the purpose of effecting a business combination with one or more businesses. In August 2021, Pono consummated a $116 million initial public offering of 11.6 million units (reflecting the underwriters’ exercise of their over-allotment option in full), each unit consisting of one of the Company’s Class A ordinary shares and three-quarters of one warrant, each whole warrant enabling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Pono’s securities are listed on Nasdaq under the ticker symbols PONOU, PONO and PONOW. Although there was no restriction or limitation on what industry or geographic region its targets operated in, Pono pursued prospective targets that provide technological innovation in a range of traditionally managed industries with particular emphasis on the financial services industry.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Dustin Shindo

Pono Capital Corp

(808) 892-6611

dshindo@ponocorp.com